Exhibit 99.6

          AT&T, MICROSOFT ANNOUNCE AGREEMENTS TO ACCELERATE DEPLOYMENT
                 OF BROADBAND SERVICES TO MILLIONS OF CONSUMERS
   Agreements Include Investment in AT&T, Purchase of Advanced Set-Top Device
      Technology and Showcase of New Digital Services in Three U.S. Cities

     NEW YORK AND REDMOND, Wash., -- May 6,1999 -- AT&T and Microsoft Corp. today announced a series of agreements in which the companies will work together to accelerate the deployment of next-generation broadband and Internet services to millions of American homes.

     Under the agreements, Microsoft will purchase $5 billion of AT&T securities, AT&T will increase its use of Microsoft's TV software platform in advanced set-top devices, and both companies will work together to showcase new digital cable services in two U.S. cities.

     "We're gratified that Microsoft shares our strategy of using broadband cable to bring a new generation of digital communications, information and entertainment services to millions of American families," said AT&T Chairman and CEO C. Michael Armstrong. "We look forward to expanding our relationship with Microsoft and adding its creativity and technical know-how to our own. This will accelerate the work we're already doing with many other software and hardware companies."

     "Our agreement today represents an important step in Microsoft's vision of making the Web lifestyle a reality," said Microsoft Chairman and CEO Bill Gates. "Working with AT&T, a leader in the delivery of cable and telephony technologies, we will expand access to an even richer Internet and television experience for millions of people."

     AT&T said it will increase its use of Microsoft's Windows CE-based operating system software in its digital set-top devices, which enable applications from a number of companies to deliver communications, entertainment and information services. AT&T currently has a commitment to use the Windows CE-based system in 5 million set-top devices. Under the non-exclusive agreement announced today, AT&T will expand its Windows CE-based license to cover an additional 2.5 million to 5 million set-top devices.

     Upon the completion of AT&T's proposed merger with MediaOne and following the previously announced cable swaps and sales negotiated with Comcast, AT&T's owned and operated systems will pass approximately 25 million homes. The company has said that it intends to use set-top software from multiple suppliers.

     AT&T will also license Microsoft client/server software that supports a range of digital services such as email and interactive television entertainment. The two companies plan to deploy Microsoft's client/server TV software in two showcase cities by the second quarter of 2000. AT&T also plans to use Microsoft's client software in conjunction with third-party server software in an additional city. Microsoft's software provides an open platform designed to work with a wide variety of hardware devices and support a rich array of applications and services.

     Microsoft will pay $5 billion for newly issued AT&T convertible trust preferred securities and warrants. The preferred securities, which will have a face value of $5 billion and be priced at $50 per security, will make a quarterly payment of 62.5 cents per security. The preferred securities, which will be convertible into 66.7 million shares of AT&T common stock at a price of $75 per share, will have a maturity of 30


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years, and the conversion feature can be terminated, under certain conditions, after three years. The warrants will be exercisable in three years to purchase 40 million AT&T common shares at a price of $75 per share.

     AT&T will use the proceeds to fund working capital and capital expenditures.

     In addition, as part of these agreements, Microsoft will purchase MediaOne's 29.9 percent interest in Telewest Communications plc through a tax-free exchange of Microsoft shares, subject to certain approvals.

     AT&T was advised by Goldman, Sachs & Co., Credit Suisse First Boston and Merrill Lynch & Co. Microsoft was advised by Donaldson, Lufkin & Jenrette.

     AT&T (NYSE: T, www.att.com) is the world's premier provider of voice and data communications, with more than 80 million customers, including businesses, government and consumers. AT&T runs the world's largest, most powerful long-distance network and the largest wireless network in North America. The company is a leading supplier of data and Internet services for businesses and the nation's largest direct Internet service provider to consumers. AT&T also provides local telephone service to a growing number of businesses.

     Founded in 1975, Microsoft (Nasdaq "MSFT") is the worldwide leader in software for personal computers. The company offers a wide range of products and services for business and personal use, each designed with the mission of making it easier and more enjoyable for people to take advantage of the full power of personal computing every day.

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